Exhibit 99.1
NEWS RELEASE
www.agcocorp.com

For Immediate Release
CONTACT:
Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO Announces Chairman and CEO Succession
Martin Richenhagen to Retire as Chairman and Chief Executive Officer
Eric Hansotia appointed Chairman and CEO effective January 1, 2021

DULUTH, GA August 20, 2020 – AGCO, a worldwide manufacturer and distributor of agricultural equipment and solutions (NYSE:AGCO), today announced that Martin Richenhagen has chosen to retire as Chairman, President and Chief Executive Officer on December 31, 2020. The Company further announced that its Board of Directors has appointed Eric Hansotia, currently AGCO’s Senior Vice President and Chief Operating Officer, to succeed Mr. Richenhagen as Chairman, President and Chief Executive Officer effective January 1, 2021. In addition, Mr. Hansotia has been elected to the Board of Directors, effective immediately.

Martin Richenhagen joined AGCO in 2004 as President and CEO and was named Chairman of the Board of Directors in 2006.

“It’s been my greatest privilege to serve alongside my AGCO colleagues for the past 16 years,” stated Mr. Richenhagen. “Their dedication, integrity, innovativeness and commitment to our customers are what make AGCO such an extraordinary Company, and I’m proud to have been part of its history. I have tremendous confidence in Eric, the Board, our employees and our dealer network, and believe that AGCO’s best days are yet to come.”

Speaking on behalf of AGCO’s Board of Directors, Gerald Shaheen, AGCO’s independent Lead Director, stated, "Martin has served AGCO with great distinction through the years, and we are enormously thankful for his contributions to the Company. Under his leadership, AGCO evolved into an integrated global manufacturer of high-tech, sustainable, agricultural solutions to serve our farmers around the world. AGCO expanded its product portfolio, entered into new markets, consolidated product platforms and modernized facilities. Driven by strong financial performance under his direction, AGCO improved to an investment grade credit rating while initiating a dividend and a substantial share re-purchase program. Martin has been a model of corporate leadership and integrity in the industry. We wish him well in his retirement and look forward to new levels of success under Eric’s leadership.”

“The Board and I are confident that Eric is the right person to build on AGCO’s solid foundation,” added Mr. Richenhagen. “Eric is a seasoned leader with broad industry knowledge, making him uniquely qualified to lead AGCO into the future. Eric has made significant contributions to AGCO’s success over the past seven years, most recently leading the Company through the unique challenges presented by COVID-19. His strong strategic view on the future trends in global agriculture along with his diverse operational experience will enable AGCO to successfully meet the changing needs of our customers.” Mr. Hansotia joined AGCO as Senior Vice President, Global Crop Cycle and Fuse Connected Services in 2013 and has served in the role of Senior Vice President and Chief Operating Officer since 2019. Prior to joining AGCO, Mr. Hansotia had a successful 20-year tenure with

Deere & Company where he held leadership positions including Senior Vice President, Global Harvesting and Vice President of Global Crop Care.

Mr. Hansotia shared, "I want to express my gratitude to both Martin and the Board of Directors for their confidence in my ability to lead AGCO into the future. Together with our talented team, I look forward to helping our global farmers sustainably feed the world through smart, innovative agricultural solutions. I believe farmer-driven innovation is the key to unlocking value for our employees, dealers and shareholders, and I look forward to building on Martin’s legacy as we realize AGCO’s bright future.”

About AGCO
AGCO (NYSE:AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of $9.0 billion in 2019. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

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